UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.    )*

Aquantia Corp.

(Name of Issuer)

Common Stock, par value $0.00001 per share

(Title of Class of Securities)

03842Q108

(CUSIP Number)

December 31, 2017

(Date of Event Which Requires Filing of the Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 03842Q108	13G

1.	Name of Reporting Person Pinnacle Ventures Management I, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 410,917*
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 410,917*
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 410,917*
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 1.23%**
12.	Type of Reporting Person OO

*	Includes warrants to purchase 28,291 shares of common stock that are exercisable within 60 days of December 31, 2017.
**	The percentage is calculated based on the Issuer having 33,488,654 shares of common stock outstanding as of November 30, 2017, as reported on the Issuer’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017 filed on December 6, 2017.

CUSIP No. 03842Q108	13G

1.	Name of Reporting Person Pinnacle Ventures I-A (Q), L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 95,621
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 95,621
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 95,621
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.29%*
12.	Type of Reporting Person PN

*	The percentage is calculated based on the Issuer having 33,488,654 shares of common stock outstanding as of November 30, 2017, as reported on the Issuer’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017 filed on December 6, 2017.

CUSIP No. 03842Q108	13G

1.	Name of Reporting Person Pinnacle Ventures I-B, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 279,303
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 279,303
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 279,303
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.83%*
12.	Type of Reporting Person PN

*	The percentage is calculated based on the Issuer having 33,488,654 shares of common stock outstanding as of November 30, 2017, as reported on the Issuer’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017 filed on December 6, 2017.

CUSIP No. 03842Q108	13G

1.	Name of Reporting Person Pinnacle Ventures I Affiliates, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 8,241*
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 8,241*
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,241*
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.02%**
12.	Type of Reporting Person PN

*	Includes warrants to purchase 566 shares of common stock that are exercisable within 60 days of December 31, 2017.
**	The percentage is calculated based on the Issuer having 33,488,654 shares of common stock outstanding as of November 30, 2017, as reported on the Issuer’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017 filed on December 6, 2017.

CUSIP No. 03842Q108	13G

1.	Name of Reporting Person Pinnacle Ventures I (Q) Equity Holdings, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 27,725*
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 27,725*
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 27,725*
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.08%**
12.	Type of Reporting Person OO

*	Includes warrants to purchase 27,725 shares of common stock that are exercisable within 60 days of December 31, 2017.
**	The percentage is calculated based on the Issuer having 33,488,654 shares of common stock outstanding as of November 30, 2017, as reported on the Issuer’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017 filed on December 6, 2017.

CUSIP No. 03842Q108	13G

1.	Name of Reporting Person Pinnacle Ventures Management II, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 965,217*
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 965,217*
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 965,217*
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 2.87%**
12.	Type of Reporting Person OO

*	Includes warrants to purchase 186,108 shares of common stock that are exercisable within 60 days of December 31, 2017.
**	The percentage is calculated based on the Issuer having 33,488,654 shares of common stock outstanding as of November 30, 2017, as reported on the Issuer’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017 filed on December 6, 2017.

CUSIP No. 03842Q108	13G

1.	Name of Reporting Person Pinnacle Ventures II-A, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 15,575
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 15,575
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 15,575
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.05%*
12.	Type of Reporting Person PN

*	The percentage is calculated based on the Issuer having 33,488,654 shares of common stock outstanding as of November 30, 2017, as reported on the Issuer’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017 filed on December 6, 2017.

CUSIP No. 03842Q108	13G

1.	Name of Reporting Person Pinnacle Ventures II-B, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 654,460
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 654,460
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 654,460
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 1.95%*
12.	Type of Reporting Person PN

*	The percentage is calculated based on the Issuer having 33,488,654 shares of common stock outstanding as of November 30, 2017, as reported on the Issuer’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017 filed on December 6, 2017.

CUSIP No. 03842Q108	13G

1.	Name of Reporting Person Pinnacle Ventures II-C, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 54,535
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 54,535
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 54,535
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.16%*
12.	Type of Reporting Person PN

*	The percentage is calculated based on the Issuer having 33,488,654 shares of common stock outstanding as of November 30, 2017, as reported on the Issuer’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017 filed on December 6, 2017.

CUSIP No. 03842Q108	13G

1.	Name of Reporting Person Pinnacle Ventures II-R, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 54,535
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 54,535
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 54,535
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.16%*
12.	Type of Reporting Person PN

*	The percentage is calculated based on the Issuer having 33,488,654 shares of common stock outstanding as of November 30, 2017, as reported on the Issuer’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017 filed on December 6, 2017.

CUSIP No. 03842Q108	13G

1.	Name of Reporting Person Pinnacle Ventures II Equity Holdings, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 186,108*
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 186,108*
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 186,108*
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.55%**
12.	Type of Reporting Person OO

*	Includes warrants to purchase 186,108 shares of common stock that are exercisable within 60 days of December 31, 2017.
**	The percentage is calculated based on the Issuer having 33,488,654 shares of common stock outstanding as of November 30, 2017, as reported on the Issuer’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017 filed on December 6, 2017.

CUSIP No. 03842Q108	13G

1.	Name of Reporting Person Pinnacle Ventures Equity Management I, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 1,422,530
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 1,422,530
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,422,530
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 4.25%*
12.	Type of Reporting Person OO

*	The percentage is calculated based on the Issuer having 33,488,654 shares of common stock outstanding as of November 30, 2017, as reported on the Issuer’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017 filed on December 6, 2017.

CUSIP No. 03842Q108	13G

1.	Name of Reporting Person Pinnacle Ventures Equity Fund I, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 782,394
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 782,394
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 782,394
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 2.34%*
12.	Type of Reporting Person PN

*	The percentage is calculated based on the Issuer having 33,488,654 shares of common stock outstanding as of November 30, 2017, as reported on the Issuer’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017 filed on December 6, 2017.

CUSIP No. 03842Q108	13G

1.	Name of Reporting Person Pinnacle Ventures Equity Fund I-O, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 569,012
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 569,012
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 569,012
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 1.70%*
12.	Type of Reporting Person PN

*	The percentage is calculated based on the Issuer having 33,488,654 shares of common stock outstanding as of November 30, 2017, as reported on the Issuer’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017 filed on December 6, 2017.

CUSIP No. 03842Q108	13G

1.	Name of Reporting Person Pinnacle Ventures Equity Fund I Affiliates, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 71,124
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 71,124
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 71,124
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.21%*
12.	Type of Reporting Person PN

*	The percentage is calculated based on the Issuer having 33,488,654 shares of common stock outstanding as of November 30, 2017, as reported on the Issuer’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017 filed on December 6, 2017.

CUSIP No. 03842Q108	13G

1.	Name of Reporting Person Ken Pelowski
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 2,799,919*
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 2,799,919*
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,799,919*
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 8.31%**
12.	Type of Reporting Person IN

*	Includes warrants to purchase 214,399 shares of common stock that are exercisable within 60 days of December 31, 2017. Mr. Pelowski holds 1,255 shares of common stock, in his individual capacity, to be issued pursuant to vesting of restricted stock units within 60 days of December 31, 2017.
**	The percentage is calculated based on the Issuer having 33,488,654 shares of common stock outstanding as of November 30, 2017, as reported on the Issuer’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017 filed on December 6, 2017.

CUSIP No. 03842Q108	13G

Item 1(a)	Name of Issuer Aquantia Corp.

Item 1(b)	Address of Issuer’s Principal Executive Offices 105 E. Tasman Drive San Jose, CA 95134

Item 2(a)	Name of Person Filing

Item 2(b)	Address of Principal Business Office

Item 2(c)

Citizenship

This statement is filed by the following Reporting Persons:

Pinnacle Ventures Management I, L.L.C., a Delaware LLC;

Pinnacle Ventures I-A (Q), L.P., a Delaware limited partnership;

Pinnacle Ventures I-B, L.P., a Delaware limited partnership;

Pinnacle Ventures I Affiliates, L.P., a Delaware limited partnership;

Pinnacle Ventures I (Q) Equity Holdings, L.L.C., a Delaware LLC;

Pinnacle Ventures Management II, L.L.C., a Delaware LLC;

Pinnacle Ventures II-A, L.P., a Delaware limited partnership;

Pinnacle Ventures II-B, L.P., a Delaware limited partnership;

Pinnacle Ventures II-C, L.P., a Delaware limited partnership;

Pinnacle Ventures II-R, L.P., a Delaware limited partnership;

Pinnacle Ventures II Equity Holdings, L.L.C., a Delaware LLC;

Pinnacle Ventures Equity Management I, L.L.C., a Delaware LLC;

Pinnacle Ventures Equity Fund I, L.P., a Delaware limited partnership;

Pinnacle Ventures Equity Fund I-O, L.P., a Delaware limited partnership;

Pinnacle Ventures Equity Fund I Affiliates, L.P., a Delaware limited partnership; and

Ken Pelowski, a United States citizen.

Pinnacle Ventures Management I, L.L.C. is the general partner of Pinnacle Ventures I-A (Q), L.P., Pinnacle Ventures I-B, L.P., Pinnacle Ventures I Affiliates, L.P. and Pinnacle Ventures I (Q) Equity Holdings, L.L.C.

Pinnacle Ventures Management II, L.L.C. is the general partner of Pinnacle Ventures II-A, L.P., Pinnacle Ventures II-B, L.P., Pinnacle Ventures II-C, L.P., Pinnacle Ventures II-R, L.P. and Pinnacle Ventures II Equity Holdings, L.L.C.

Pinnacle Ventures Equity Management I, L.L.C. is the general partner of Pinnacle Ventures Equity Fund I, L.P., Pinnacle Ventures Equity Fund I-O, L.P. and Pinnacle Ventures Equity Fund I Affiliates, L.P.

Ken Pelowski is the controlling managing member of Pinnacle Ventures Management I, L.L.C., Pinnacle Ventures Management II, L.L.C. and Pinnacle Ventures Equity Management I, L.L.C.

The principal business address of each Reporting Person is c/o Pinnacle Ventures, 1600 El Camino Real, Suite 250, Menlo Park, CA 94025.

CUSIP No. 03842Q108	13G

Item 2(d)	Title of Class of Securities Common Stock, $0.00001 par value

Item 2(e)	CUSIP Number 03842Q108

Item 3	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a: Not applicable.

Item 4	Ownership

	Number of Shares Beneficially Owned	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Percentage of Common Stock Outstanding
Pinnacle Ventures Management I, L.L.C.[1]	410,917	410,917	—	410,917	—	1.23%
Pinnacle Ventures I-A (Q), L.P.	95,621	95,621	—	95,621	—	0.29%
Pinnacle Ventures I-B, L.P.	279,303	279,303	—	279,303	—	0.83%
Pinnacle Ventures I Affiliates, L.P.[2]	8,241	8,241	—	8,241	—	0.02%
Pinnacle Ventures I (Q) Equity Holdings, L.L.C.[3]	27,725	27,725	—	27,725	—	0.08%
Pinnacle Ventures Management II, L.L.C.[4]	965,217	965,217	—	965,217	—	2.87%
Pinnacle Ventures II-A, L.P.	15,575	15,575	—	15,575	—	0.05%
Pinnacle Ventures II-B, L.P.	654,460	654,460	—	654,460	—	1.95%
Pinnacle Ventures II-C, L.P.	54,535	54,535	—	54,535	—	0.16%
Pinnacle Ventures II-R, L.P.	54,535	54,535	—	54,535	—	0.16%
Pinnacle Ventures II Equity Holdings, L.L.C.[5]	186,108	186,108	—	186,108	—	0.55%
Pinnacle Ventures Equity Management I, L.L.C.	1,422,530	1,422,530	—	1,422,530	—	4.25%
Pinnacle Ventures Equity Fund I, L.P.	782,394	782,394	—	782,394	—	2.34%
Pinnacle Ventures Equity Fund I-O, L.P.	569,012	569,012	—	569,012	—	1.70%
Pinnacle Ventures Equity Fund I Affiliates, L.P.	71,124	71,124	—	71,124	—	0.21%
Ken Pelowski[6]	2,799,919	2,799,919	—	2,799,919	—	8.31%

[1]	Includes warrants to purchase 28,291 shares of common stock that are exercisable within 60 days of December 31, 2017.
[2]	Includes warrants to purchase 566 shares of common stock that are exercisable within 60 days of December 31, 2017.
[3]	Includes warrants to purchase 27,725 shares of common stock that are exercisable within 60 days of December 31, 2017.
[4]	Includes warrants to purchase 186,108 shares of common stock that are exercisable within 60 days of December 31, 2017.
[5]	Includes warrants to purchase 186,108 shares of common stock that are exercisable within 60 days of December 31, 2017.
[6]	Includes warrants to purchase 214,399 shares of common stock that are exercisable within 60 days of December 31, 2017. Mr. Pelowski holds 1,255 shares of common stock, in his individual capacity, to be issued pursuant to vesting of restricted stock units within 60 days of December 31, 2017.

Item 5	Ownership of Five Percent or Less of a Class Not applicable.

Item 6	Ownership of More than Five Percent on Behalf of Another Person Not applicable.

CUSIP No. 03842Q108	13G

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company Not applicable.

Item 8	Identification and Classification of Members of the Group See Exhibit 2.

Item 9	Notice of Dissolution of Group Not applicable.

Item 10	Certification Not applicable.

CUSIP No. 03842Q108	13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED: February 14, 2018	PINNACLE VENTURES
MANAGEMENT I, L.L.C.

	By:	/s/ Robert N. Savoie
Name: Robert N. Savoie
Title: Chief Operating Officer

DATED: February 14, 2018	PINNACLE VENTURES I-A (Q), L.P.

	By:	PINNACLE VENTURES MANAGEMENT I, L.L.C.

	By:	/s/ Robert N. Savoie
Name: Robert N. Savoie
Title: Chief Operating Officer

DATED: February 14, 2018	PINNACLE VENTURES I-B, L.P.

	By:	PINNACLE VENTURES MANAGEMENT I, L.L.C.

	By:	/s/ Robert N. Savoie
Name: Robert N. Savoie
Title: Chief Operating Officer

DATED: February 14, 2018	PINNACLE VENTURES I AFFILIATES, L.P.

	By:	PINNACLE VENTURES MANAGEMENT I, L.L.C.

	By:	/s/ Robert N. Savoie
Name: Robert N. Savoie
Title: Chief Operating Officer

CUSIP No. 03842Q108	13G

DATED: February 14, 2018	PINNACLE VENTURES I (Q) EQUITY HOLDINGS, L.L.C.

	By:	PINNACLE VENTURES MANAGEMENT I, L.L.C.

	By:	/s/ Robert N. Savoie
Name: Robert N. Savoie
Title: Chief Operating Officer

DATED: February 14, 2018	PINNACLE VENTURES MANAGEMENT II, L.L.C.

	By:	/s/ Robert N. Savoie
Name: Robert N. Savoie
Title: Chief Operating Officer

DATED: February 14, 2018	PINNACLE VENTURES II-A, L.P.

	By:	PINNACLE VENTURES MANAGEMENT II, L.L.C.

	By:	/s/ Robert N. Savoie
Name: Robert N. Savoie
Title: Chief Operating Officer

DATED: February 14, 2018	PINNACLE VENTURES II-B, L.P.

	By:	PINNACLE VENTURES MANAGEMENT II, L.L.C.

	By:	/s/ Robert N. Savoie
Name: Robert N. Savoie
Title: Chief Operating Officer

CUSIP No. 03842Q108	13G

DATED: February 14, 2018	PINNACLE VENTURES II-C, L.P.

	By:	PINNACLE VENTURES MANAGEMENT II, L.L.C.

	By:	/s/ Robert N. Savoie
Name: Robert N. Savoie
Title: Chief Operating Officer

DATED: February 14, 2018	PINNACLE VENTURES II-R, L.P.

	By:	PINNACLE VENTURES MANAGEMENT II, L.L.C.

	By:	/s/ Robert N. Savoie
Name: Robert N. Savoie
Title: Chief Operating Officer

DATED: February 14, 2018	PINNACLE VENTURES II EQUITY HOLDINGS, L.L.C.

	By:	PINNACLE VENTURES MANAGEMENT II, L.L.C.

	By:	/s/ Robert N. Savoie
Name: Robert N. Savoie
Title: Chief Operating Officer

DATED: February 14, 2018	PINNACLE VENTURES EQUITY MANAGEMENT I, L.L.C.

	By:	/s/ Robert N. Savoie
Name: Robert N. Savoie
Title: Chief Operating Officer

CUSIP No. 03842Q108	13G

DATED: February 14, 2018	PINNACLE VENTURES EQUITY FUND I, L.P.

	By:	PINNACLE VENTURES EQUITY MANAGEMENT I, L.L.C.

	By:	/s/ Robert N. Savoie
Name: Robert N. Savoie
Title: Chief Operating Officer

DATED: February 14, 2018	PINNACLE VENTURES EQUITY FUND I-O, L.P.

	By:	PINNACLE VENTURES EQUITY MANAGEMENT I, L.L.C.

	By:	/s/ Robert N. Savoie
Name: Robert N. Savoie
Title: Chief Operating Officer

DATED: February 14, 2018	PINNACLE VENTURES EQUITY FUND I AFFILIATES, L.P.

	By:	PINNACLE VENTURES EQUITY MANAGEMENT I, L.L.C.

	By:	/s/ Robert N. Savoie
Name: Robert N. Savoie
Title: Chief Operating Officer

DATED: February 14, 2018	/s/ Ken Pelowski
Name: Ken Pelowski

CUSIP No. 03842Q108	13G

EXHIBIT INDEX

Exhibit 1.	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Exhibit 2.	List of Members of a Group